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                                                                    Exhibit 5.1

                                        November 2, 1999

ACT Manufacturing, Inc.
2 Cabot Road
Hudson, Massachusetts 01749

     RE:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We are counsel to ACT Manufacturing, Inc., a Massachusetts corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), relating to the public offering of an aggregate of up to 3,162,500 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), of which (a) 2,500,000 shares will be issued and sold to the underwriters by the Company; (b) 250,000 shares will be sold to the underwriters by certain stockholders of the Company (the "Selling Stockholders"); and (c) up to 412,500 shares may be purchased by the underwriters from the Company and certain stockholders of the Company ("Additional Selling Stockholders") to cover over-allotments, if any. Such shares, together with any shares of Common Stock registered under a registration statement related to the offering contemplated by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (a "462(b) Registration Statement"), are collectively referred to herein as the "Shares." The Shares are to be sold by the Company, the Selling Stockholders and the Additional Selling Stockholders to certain underwriters (the "Underwriters") represented by Credit Suisse First Boston Corporation, CIBC World Markets Corp. and SG Cowen Securities Corporation pursuant to an Underwriting Agreement substantially in the form filed as Exhibit 1.1 to the Registration Statement.
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     We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly and validly authorized and, when sold in the manner contemplated by the Underwriting Agreement and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and (ii) the Shares to be sold by the Selling Stockholders and Additional Selling Stockholders are duly and validly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement or any 462(b) Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                        Very truly yours,

                                        TESTA, HURWITZ & THIBEAULT, LLP